Exhibit to Accompany
Item 77C
Form N-SAR

A special meeting of the shareholders of the Fund was held on February 17, 2000. The matters voted on by the shareholders of record as of January 6, 2000 and the results of the vote at the shareholder meeting held February 17, 2000 were as follows:


For
Against
Abstain

1. Proposal to change the Fund's investment objective

496,830
15,411
3,992




2. Proposal to approve or disapprove an investment management agreement between Christian Brothers Investment
Services, Inc. and
the Fund

497,977
10,986
5,941




3. Proposal to approve or disapprove a sub-advisory agreement between
Christian Brothers Investment Services, Inc. and
RhumbLine Advisers

492,064
14,787
7,907




4. Proposal to amend the Fund's fundamental investment restrictions

495,474
9,490
9,650




5. Proposal to elect six Trustees of the Trust to serve until their successors are duly elected and qualified

496,173
9,332
6,445




6. Proposal to ratify the selection of KPMG LLP as independent public accountants of the Fund

507,393
2,928
4,986

As of the close of business on February 18, 2000, the Fund redeemed, in-kind, its entire investment in the Portfolio. Effective
February 22, 2000, Christian Brothers Investment
Services, Inc. and RhumbLine Advisers began managing the assets of the
Fund in accordance with its newly approved investment objective.